ASSET MANAGEMENT AGREEMENT

This ASSET MANAGEMENT AGREEMENT (this “Agreement”) is dated as of this 29th day of February, 2008, between RRE PARK HILL HOLDINGS, LLC, a Delaware limited liability company (the “Owner”), and RESOURCE REAL ESTATE MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”), with reference to the following facts:

RECITALS

A.             Owner is the owner of a 288-unit multifamily project (the “Property”) commonly known as Park Hill Apartments located at 9939 Fredericksburg Road, San Antonio, Texas.

B.             The Property is subject to a non-recourse loan (the “Loan”) secured by a deed of trust (the “Mortgage”) in favor of Grandbridge Real Estate Capital LLC and/or Fannie Mae (together with its successors and assigns, the “Lender”; and the Mortgage and other documents, agreements and instruments evidencing, securing or delivered to the Lender in connection with the Loan are collectively referred to herein as the “Loan Documents”).

C.             The Owner desires to engage the Manager to (i) oversee and supervise the Property, and (ii) oversee the day-to-day management of the Property.  The Manager may engage a local property manager, which may be an affiliate of the Manager or a third party, which may further subcontract some or all of these responsibilities, to directly manage, lease, operate and maintain the Property on a day-to-day basis.

1.              Exclusive Agency.  Owner hereby designates Manager to serve as the "Property Manager" of the Property.  Manager shall have the exclusive right and duty to rent, lease, operate and manage Property.  Upon the terms hereinafter set forth for the period of one year beginning on the date hereof, and thereafter for annual periods unless on or before the sixtieth (60th) day prior to the then expiration date of the term hereof, either party hereto shall notify the other in writing of its intention to terminate this Agreement in which case this Agreement shall terminate as of the end of the then current term.

Upon termination of this Agreement, Manager shall turn over to Owner all books and records and all leases and contracts pertaining to the Property.

Notwithstanding anything to the contrary herein, Manager may subcontract with a local property manager to act as property manager for the Property.

2.              Manager’s Obligations.  Manager and Owner acknowledge that Manager may from time to time hereafter act as Manager for competing commercial projects and is to use its best efforts to locate tenants and manage the Property on a basis which is competitive with other projects it may hereafter manage in the San Antonio, Texas area.  Manager accepts the obligations and provisions of this Agreement and agrees:

(a)            Due Diligence.  To use due diligence in the management of the Property and performance of all duties and obligations of Manager in a first-rate manner for the period and upon the terms herein provided, and agrees to furnish or cause to be furnished the services of its organization for the complete management of the Property, including but not limited to the renting, operating, and care of the Property and negotiation of leases related thereto.

(b)            Vacancies.   To advise Owner periodically as to vacant space and in reasonable detail as to the physical condition of the Property, and of its competitive position with other apartment complexes in the San Antonio, Texas region.

(c)            Separate Fund.  To deposit all receipts collected from the Property in a trust account in a bank approved by Owner and insured by the Federal Deposit Insurance Corporation, separate from Manager's personal account and to pay expenses pursuant to an operating budget approved by Owner and to pay the balance of such receipts pursuant to the instruments, documents and agreements evidencing the Loan.   However, Manager will not be held liable in the event of bankruptcy or failure of a depository.

(d)            Negotiations with Utility Companies.  To negotiate with utility companies for competitive treatment with other projects in the respective area, if applicable.

(e)            Operating Budget and Marketing.  To prepare on an annual basis for Owner, if appropriate, annual operating budgets for the Property and a marketing plan.

(f)             Approval of Owner.  Anything herein to the contrary notwithstanding, the following decisions and actions of Manager shall be subject to the prior approval of Owner:  determination of the amount and type of insurance coverage and the company issuing the same; independent certified accountants; settlements with insurance companies or condemning authorities involving amounts in excess of $5,000 and the granting of any easements.

(g)            Inspection.  To make periodic inspections of all space at the Property, in order to observe the maintenance and condition thereof.  Owner shall reimburse Manager for all travel expenses incurred in connection with such inspections or any other business related to the management of the Property.

(h)            Personal Property Inventory.  To maintain an inventory of all personal property located on the Property.

3.              Owner hereby gives Manager the following authority and powers.  Owner agrees to assume the expenses in connection therewith and Manager agrees to assume and undertake the following responsibilities:

(a)            Rent Collection.  To collect rents due or to become due; to serve in the name of the Owner such notices as are deemed necessary by Manager to institute and prosecute actions, to evict tenants and to recover possession of said premises; from time to time to make rules and regulations pertaining to tenants and to enforce the same and all other lease provisions; to advise Owner of tenant complaints and steps taken to remedy the same; to sue and recover rents and other sums due; and, when expedient, to settle, compromise and release such actions or suits or reinstate such tenancies.

(b)            Repairs.  To cause the Property to be maintained in a first-rate operating condition and to assure that all equipment is kept in working order and that all service and maintenance contracts are in force; to make or cause to be made and to supervise preventive maintenance and repairs and alterations and to decorate on said premises; to protect the Property from storms upon public warning; and to purchase supplies at a reasonable price and pay all bills.  Manager shall advise Owner of any violations of building codes and governmental regulations and shall consult with Owner as to actions to be taken pertaining thereto.  Notwithstanding anything herein to the contrary, Manager shall not, without prior authority from Owner, make, cause to be made, contract for, or agree to any one expenditure for repair the total cost of which will exceed $5,000.  This restriction shall apply to the total cost of any such repair even though undertaken on a partial completion or other basis, where individual statements or vouchers would not exceed such sum, but where the entire expenditures would, when the repair work is completed, exceed such sum.

(c)            Employees.  On behalf of Owner, and subject to Owner's direction and approval, on the basis of a job description and salary schedule, to train and supervise the work of and to investigate, hire, pay and discharge employees and independent contractors working on or on behalf of the Property, the cost of whose salaries and benefits shall be borne by Owner.  Manager agrees to use due care and businesslike prudence in the hiring of such employees and independent contractors.

(d)            Insurance.  To advise Owner as to insurance requirements and coverage and, if requested by Owner, to procure such insurance coverage as Owner shall request.  Manager shall promptly investigate and report to Owner all accidents or claims for damage and shall cooperate with Owner in filing any claims or defending any suits in connection therewith.  Owner shall maintain workmen's compensation insurance on personnel employed under paragraph 3(c) and shall also maintain such public liability and other insurance as may be required by law or this Agreement.  Owner authorizes Manager to prepare for filing by Owner in the name of Owner, all federal, state and local tax reports relating to the Property.  Owner reserves the right to prepare any of such reports itself and shall advise Manager from time to time of its decision to do so.

(e)            Compliance with Laws, Regulations.  To be responsible for compliance with all federal, state and local government laws, ordinances, rules, orders and regulations pertaining to hiring, payment of wages, job conditions, social security, taxes and withholdings; to prepare and file all forms, returns or reports required by law; and to supervise and be responsible for all other aspects of employee relations.

(f)             Service Contracts.  To make, at a competitive price, on arm's length and commercially reasonable terms, and enforce contracts for electricity, gas, water, telephone, rubbish hauling, security, pest control, landscaping, and other services or such of them as Manager shall deem advisable and to be responsible for having such services rendered when needed and performed in an efficient and proper manner.  Owner shall assume the obligations of any contract so entered into at the termination of this Agreement.

(g)            Professional Personnel.  To retain, subject to Owner's approval and at Owner's expense, accountants, attorneys and other professional advisors and consultants and to authorize such persons to act on behalf of Owner in regard to activities connected with the Property and Owner's duties with respect thereto.

(h)            Real Estate Assessments.  To determine the fairness of all real estate tax assessments and to make timely recommendations as to appropriate action and, with Owner's approval, to take such action (including any appeals) at Owner's cost, in timely fashion; and to advise Owner of the dates all taxes are due, to cause timely payment to be made of such taxes out of Owner's funds and to give Owner prompt notice of any need for additional funds.

(i)             Monthly Statements.  To maintain an adequate system of office records, books and accounts with respect to Manager's functions and services hereunder in accordance with generally accepted accounting principles and practices and to permit examination by or on behalf of Owner, and to render monthly statements of receipts, expenses and charges including a schedule of accounts receivable and payable which shall be sufficiently detailed to reflect fairly the operations of the Property and upon request of Owner shall include a reconciled bank statement as of the end of each month, and to remit to Owner, on a monthly basis, receipts less disbursements.  In the event the disbursements shall be in excess of the rents collected by Manager, Owner hereby agrees to pay such excess promptly upon demand of Manager, subject to the provisions of paragraph 8 hereof.

4.              Tax Payments.  Manager is hereby instructed and authorized to pay property taxes, employee taxes and special assessments from Owner's funds to the extent available from rental revenues received, except that, with the consent of Owner, Manager shall not pay any taxes or assessments which Manager recommends that Owner not pay and except further that Manager shall not pay any taxes or assessments which Owner directs Manager to contest or refrain from paying.  Owner reserves the right to pay any of any such taxes directly and shall notify Manager of its decision to do so from time to time.

5.              Manager's Authority to Act.  Manager represents to Owner that it has obtained or will obtain and will keep in full force and effect during the term hereof any licenses, permits or other governmental consents required of Manager in order that Manager may fully perform its duties and obligations hereunder.

6.              Manager's Compensation.   Owner shall pay Manager for its services in performing its asset management responsibilities with respect to the Property in accordance with the terms of this Agreement, an annual asset management fee, payable monthly, equal to five percent (5%) of the Gross Revenue from the Property (the “"Compensation").  Any management fee due to any sub-property manager shall be paid by deducting such amount from the Compensation.  As used herein, "Gross Revenue" shall mean the entire amount of all revenue, determined on an accrual basis, from (a) tenant rentals collected pursuant to tenant leases of apartment units, for each month during the term hereof; provided that there shall be excluded from tenant rentals any tenant security deposits (except as provided below); (b) cleaning, tenant security and damage deposits forfeited by tenants in such period; (c) laundry and vending machines income; (d) any and all other receipts from the operation of the Property received and relating to the period in question; (e) proceeds from rental interruption insurance, but not any other insurance proceeds or proceeds from third-party damage claims, and (f) any other sums and charges collected in connection with termination of the tenant leases.  Gross Revenue does not include the proceeds of (i) any sale, exchange, refinancing, condemnation, or other disposition of all or any part of the Property, (ii) any loans to Owner whether or not secured by all or any part of the Property, (iii) any capital expenditures or funds deposited to cover costs of operations made by Owner, and (iv) any insurance policy (other than rental interruption insurance or proceeds from third-party damage claims).  Such compensation shall be in addition to all costs and expenses for which Manager is to be reimbursed related to Manager's performance of the obligations set forth in Section 3(a) through 3(i) of this Management Agreement.  Any or all of the Compensation may be accrued until the sale of the Property.  Notwithstanding the foregoing, Owner shall also be responsible for paying any construction management fees that Manager is obligated to pay to any sub-property mangers for the Property.

7.              Notices.  Any statement, notice, recommendation, request, demand, consent, or approval under this Agreement shall be in writing and deemed delivered (a) if to Manager, when delivered to Manager by personal receipted delivery, by United States certified mail/return receipt requested, or by a recognized overnight courier properly addressed to Manager (as set forth below), and, (b) if to Owner, when delivered to Owner by personal receipted delivery, by United States certified mail/return receipt requested, or by a recognized overnight courier properly addressed to Owner (as set forth below).  Either party may, by written notice, designate a different address.

To Owner:	RRE Park Hill Holdings, LLC
c/o RCP Park Hill Manager, LLC
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA  19112
Attn:  David Bloom

To Manager:	Resource Real Estate Management, LLC.
One Crescent Drive, Suite 203
Navy Yard Corporate Center
Philadelphia, PA  19112
Attn:  Alan Feldman

8.              Indemnity.  Owner shall (1) indemnify Manager and save Manager harmless from and against claims, losses, expenses or liabilities by reason of any cause whatsoever either in and about the Property or elsewhere resulting from Manager carrying out the provisions of this Agreement or acting under the direction of Owner, unless such damages or injuries result from the negligence or willful misconduct of Manager or its employees; (2) reimburse Manager on demand for any monies which Manager is required to pay out for any reason whatsoever, either in connection with or as an expense in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Manager or Owner, jointly or severally, resulting from Manager carrying out the provisions of this Agreement, or which affects or is due to the condition or use of the Property except for any of the aforesaid resulting from the negligence and/or willful misconduct of Manager or its employees; and (3) defend promptly and diligently, at Owner's sole expense, any claim, action or proceeding brought against Manager, or Manager and Owner jointly or severally, arising out of or in connection with any of the foregoing; and to hold harmless and fully indemnify Manager from any judgment, loss or settlement on account thereof, except for any claim, action or proceeding resulting from the negligence or willful misconduct of Manager or its employees or agents.  It is expressly understood and agreed that the foregoing provisions of this paragraph shall survive the termination of this Agreement.  As used in this paragraph, Manager shall be deemed to include Manager’s officers, directors, shareholders and employees.

9.              Insurance.  Owner shall include in each of its fire and extended coverage insurance policies covering the Property a waiver of the insured's right of subrogation against Manager.  Owner shall list Manager as an additional insured, but not a party to whom any loss shall be payable, in any policy of general liability insurance in connection with the Property.  Owner shall furnish Manager with a copy of any such policy within thirty (30) days of assumption by Manager of its duties hereunder.  It is further understood and agreed that thirty (30) days written notice be given Manager in the event of cancellation or reduction in coverage of said policies.

10.            Defaults.  The occurrence of any one or more of the following acts or events with respect to either party, which act or event shall continue for 15 days after written notice from the other party, shall be a violation of this Agreement which shall entitle the other party to immediately terminate this Agreement by notice to such defaulting party, whereupon, after giving of such notice, this Agreement shall terminate without further liability on the part of either party (except Owner's obligation to pay to Manager its Compensation and reimbursement of expenses incurred by Manager, for which documentation has been submitted, up to the date of termination) and Manager shall forthwith turn over all books, records, leases and contracts relating to the property to Owner:  (1) an admission in writing by either party of its inability to pay its debts generally as they become due; (2) the filing by or against either party (and if against either party, if the same is not withdrawn, discharged or otherwise terminated within sixty (60) days), of a petition in bankruptcy for reorganization or to take advantage of an insolvency statute; (3) an assignment for the benefit of either party's creditors; (4) a consent by either party to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (5) the failure to comply with any of the terms and/or conditions contained in this Agreement.

11.            Independent Contractor.  Notwithstanding anything herein to the contrary, the relationship of Manager (and any and all employees or persons utilized) and Owner shall be that of independent contractor and in no event shall the relationship between Owner and Manager be deemed to be that of employer-employee, joint venture or partnership.

Nothing in this Agreement or in any other instrument shall cause Manager in any way to be construed as a partner, joint venturer or associated in any way with Owner in the ownership of the Property or subject Manager to any obligation, loss, charge or expense connected with or arising from the ownership of said Property or part thereof.

12.            Miscellaneous.

(a)            Each provision of this Agreement is intended to be severable.  If any term or provision hereof shall be determined by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such provision shall be severed from this Agreement and shall not affect the validity of the remainder of this Agreement.

(b)            In the event either of the parties to this Agreement shall institute any action or proceeding against the other party relating to this Agreement, the unsuccessful party in such action or proceeding shall reimburse the successful party for its disbursements incurred in connection therewith and for its reasonable attorney’s fees.  If not paid when due, any unpaid amounts due under this Agreement shall accrue interest at a rate of one percent (1%) per month, or the maximum interest rate as then permitted by applicable law, if lesser.

(c)            No consent or waiver, express or implied, by either party hereto of any breach or default by the other party in the performance by the other of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder.  Failure on the part of either party to give notice of any act or failure to act of the other party or to declare the other party in default, regardless of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.  The granting of any consent or approval in any one instance by or on behalf of Owner shall not be construed to waive or limit the need for such consent in any other or subsequent instance.

(d)            The venue of any action or proceeding brought by either party against the other arising out of this Agreement shall, to the extent legally permissible, be in Philadelphia, Pennsylvania.

(e)            Owner and Manager agree that the Property will be offered for lease in compliance with all applicable federal, state, and local anti-discrimination laws and regulations.

(f)             Owner agrees (i) that Manager shall have no responsibility or liability to any person or entity (including any governmental authority) arising out of the presence of any adverse physical or environmental conditions affecting the Property including, but not limited to (a) structural, mechanical, and soil conditions, and (b) the presence and location of asbestos, if any, PCB transformers, if any, and other hazardous substances or underground storage tanks on or about the Property, (unless the condition is caused by Manager, its agents or employees), or out of any non-disclosure thereof by Manager pursuant to Owner’s requirements, and (ii) to indemnify and hold harmless Manager from and against all claims, damages, liabilities and expenses made or incurred by lessees, leasing prospects and/or others claiming damage or loss as a result of (A) the presence of any such physical or environmental conditions; (B) Owner’s failure to disclose same to Manager; and/or (C) any requirement of Owner which has the effect of prohibiting Manager from disclosing to any leasing prospect the existence of any such physical  or environmental conditions affecting the Property where the failure to make such disclosure gives rise to a claim of liability for damage or loss by such lessee or leasing prospect, provided the indemnity under the preceding clause (A) shall not apply to any claim asserted against Manager arising out of Manager’s failure to disclose any such matter to a leasing prospect where the matter at issue was in fact disclosed by Owner to Manager Agent and where Owner authorized Manager to disclose such matter to such leasing prospect, but Manager, nevertheless, failed to make such disclosure to such leasing prospect.

(g)            This Agreement embodies the entire agreement between Owner and Manager as to the subject matter herein contained and any amendment, modification or supplement to this Agreement must be in writing and signed by all of the parties hereto.

(h)            This Agreement shall be binding upon the successors and assigns of Manager and Owner, and shall be governed by the law of the Commonwealth of Pennsylvania.

(i)             Captions and paragraph headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

(j)             This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute a complete original Agreement.

13.            Lender Provisions.  For so long as Lender is the holder of the Loan, following an Event of Default under the Mortgage (after the expiration of any notice and cure periods under the Mortgage, if any), the holder of the Mortgage, at its option, may terminate this Agreement, without penalty, by delivering written notice of such termination to Owner and Manager.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each party has caused its duly authorized representatives to execute and deliver this Asset Management Agreement as of the date first above written.

OWNER:

RRE PARK HILL HOLDINGS, LLC, a Delaware limited liability company

By:	RCP Park Hill Manager, LLC, its manager

By:
Name:
Title:

MANAGER:

RESOURCE REAL ESTATE MANAGEMENT, LLC, a Delaware limited liability company

By:
Name:
Title: